EXHIBIT 19
Enterprise Financial Services Corp
Insider Trading Policy

100. Policy Statement

Federal securities laws prohibit the purchase or sale of securities by persons associated with the Company who are aware of material nonpublic information about a company, as well as the disclosure of material nonpublic information (defined below) about a company to others who then trade in such company’s securities. The prohibitions against insider trading apply to trading, tipping, and making recommendations to trade by virtually any person, including all persons associated with the Company. These transactions are commonly known as “insider trading”. Persons who are found to have traded on the basis of “inside information” in violation of the applicable laws may incur civil liabilities and criminal penalties. The federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by Company personnel.

200. Applicability

In light of the severity of the possible sanctions to both you individually and to us as the Company, the Board of Directors has established this Insider Trading Policy (this “Policy”), which is annually reviewed and approved by the Board of Directors and attested by Insiders, to assist all of us in complying with our obligations under federal and state securities laws. For purposes of this Policy, the term “Company” means Enterprise Financial Services Corp (“EFSC”) and its subsidiaries, including Enterprise Bank & Trust (the “Bank” or “EB&T”). This Policy applies to all “Insiders,” unless otherwise specified. For the purposes of this Policy, an “Insider” is any person who possesses material nonpublic information and is:

1.A member of the EFSC Board of Directors or the EB&T Board of Directors;
2.Company officers and employees;
3.An independent contractor or other person in a special relationship with the Company, e.g., its auditors, consultants or attorneys that may, in the course of their work with the Company, receive access to material nonpublic information;
4.A family member who resides with any person listed in (i)-(iii) above;
5.A family member who does not reside with any person listed in (i)-(iii) above but whose transactions in Company securities are directed by such person or are otherwise subject to that person’s influence or control (such as parents or grown children who consult with any such person listed in (i)-(iii) above before they trade in Company securities); or
6.Any entity controlled by any person listed in (i)-(v) above, including, but not limited to, any corporations, partnerships, limited liability companies or trusts.

It is the responsibility of each Insider to make sure that any family member, household member, or any relevant entity or other person controlled by such Insider complies with this Policy.

This Policy applies to (i) all transactions in the Company’s securities, including common stock, preferred stock, debt securities, restricted stock, options and warrants to purchase EFSC common stock and any other equity securities or debt securities, such as EFSCP, that the Company may issue from time to time and (ii) transactions in other company’s securities made based upon knowledge of material nonpublic information.

If you are in possession of material nonpublic information when you cease being a director or employee, this Policy will continue to apply until that information has become public or is no longer material, as discussed in further detail in Section 300 below. In addition, the Company may require a former director or executive officer to refrain from trading in the Company's securities for a ninety (90) day period following termination of their employment or affiliation with the Company, as applicable securities laws may consider such person to continue to be an affiliate of the Company for that period of time.

This Policy is not intended to replace your responsibility to understand and comply with the applicable laws and regulations on insider trading. Questions regarding this Policy should be directed to the Company’s Insider Trading Compliance Officer or Chief Legal Officer.

205. Governance

This Policy will be reviewed by the Bank’s Strategy Group and the Nominating & Governance Committee and submitted to the EFSC and EB&T Boards of Directors for approval annually or if significant changes are proposed.

300. Policy

No Trading or Acting on Inside Information

As an Insider, if you are aware of material nonpublic information (the terms “material” and “nonpublic” are discussed in further detail in Section 400) relating to the Company or relating to any other company that you obtained in the course of your involvement with the Company, you may not, either directly or through family members or other persons or entities, do any of the following:

•Buy, sell, or offer to buy or sell Company securities (other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1 of the Securities Exchange Act of 1934 (the “Exchange Act)), including initial elections, changes in elections or reallocation of funds relating to 401(k) plan accounts or Employee Stock Purchase Plan (the “ESPP”) participation;
•Engage in any other action to take personal advantage of that information; or
•Disclose (“tip”) that information to others outside the Company, including family and friends.

At any time after termination of service to the Company, if you are in possession of material nonpublic information obtained in the course of your involvement with the Company, you may not act on such information, including, without limitation, buying or selling Company securities or the securities of another company, including our customers or suppliers until that information has become public or is no longer material. For more information on our policy for trading in securities of another company please see the section “Trading in Other Securities” below.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exempted from this Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.

No Trading or Acting during Blackout Periods

As set forth in more detail in Section 400, certain Insiders are prohibited from, directly or through family members or other persons or entities, buying or selling Company securities during any "Blackout Period" that occurs (see Section 400 for more information).

If your last day of employment or service falls in an applicable Blackout Period, you may not buy or sell our securities until the end of that Blackout Period.

Questions regarding a Blackout Period such as confirmation of the blackout dates should be directed to the Insider Trading Compliance Officer.

No Individual Disclosure of Information

Under Regulation FD of the federal securities laws, the Company is required to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. Therefore:

•No Insider (other than the Chief Executive Officer, Chairman of the Board or Chief Financial Officer or any designee of such persons) who receives or has access to the Company’s material nonpublic information may comment on stock price movement or rumors concerning corporate developments that are of possible significance to the investing public.
•If you comment on stock price movement or rumors, or disclose material nonpublic information to a third party, you must immediately contact the Chief Executive Officer, Chairman of the Board, Chief Financial Officer or Chief Legal Officer.

Other Prohibited Transactions

The Company considers it improper and inappropriate for any Insider to engage in speculative transactions in the Company’s securities or other transactions, which might give the appearance of impropriety. Therefore, this Policy also prohibits the following transactions, unless advance approval is obtained from the Insider Trading Compliance Officer:

Short Sales. Short sales of the Company's securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller's incentive to improve the Company's performance.

For these reasons, no Insider may engage in short sales of the Company's securities. In addition, Section 16(c) of the Exchange Act prohibits executive officers and directors from engaging in short sales (see below for a discussion of the obligations of Section 16 Individuals).

Options and Derivative Securities. A transaction in options is, in effect, a bet on the short-term movement of the Company's stock and therefore creates the appearance that the Insider is trading based on inside information. Transactions in options also may focus the transacting person's attention on short-term performance at the expense of the Company's long-term objectives.

Accordingly, no Insider may engage in transactions in puts, calls or other derivative securities based on the Company's securities, on an exchange or in any other organized market.

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a stockholder to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the holder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the owner may no longer have the same objectives as the Company's other shareholders.

Therefore, no Insider may engage in any such transactions.

Gifts of Securities

Bona fide gifts of Company securities are considered sales of Company securities and subject to this Policy.

Bona fide gifts by a Section 16 Individual (as defined in Section 600) require pre-clearance as set forth in Section 600 prior to making any such bona fide gift. A Section 16 Individual is prohibited from making any such bona fide gift during a quarterly or event specific blackout. Section 16 Individuals must report dispositions of bona fide gifts of Company securities on Form 4 before the end of the second business day following the date of execution of the transaction.

Transactions Under Company Plans

Stock Option Exercises. This Policy does not apply to your exercise (without a sale) of an employee stock option or settled stock appreciation right, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements.
This Policy does apply, however, to (i) any sale of stock as part of a broker-assisted cashless exercise of an option, (ii) any sale of Company stock issued on exercise of an option, or (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of, or any tax withholding obligations related to the exercise of, an option.

EFSC Incentive Savings Plan. This Policy applies to transactions effected through the EFSC Stock Fund which is an investment option in the EFSC Incentive Savings Plan (the “401(k) Plan”) as follows:

•This Policy does not apply to purchases of Company stock in the EFSC Stock Fund resulting from your periodic contribution of money pursuant to your payroll deduction election.
•This Policy does apply, however, to certain elections you may make under the 401(k) Plan, including:
◦An election to increase or decrease the percentage of your periodic contributions that will be allocated to the EFSC Stock Fund, or
◦An election to sell Company stock or make an intra-plan transfer of an existing account balance into or out of the EFSC Stock Fund, or
◦An election to borrow money against your 401(k) Plan funds invested in the EFSC Stock Fund if the loan would result in a liquidation of some or all of your Company stock balance, and to the repayment of a plan loan if some or all of the payments would be allocated to the Company stock.

Employee Stock Purchase Plan. The purchase of shares of EFSC stock resulting from contributions to the Company’s ESPP is not subject to the restrictions set forth in this Policy.

This Policy does, however, apply to your election to participate, cease participation or otherwise alter your participation in the ESPP, and applies to the sale of any shares you acquire pursuant to the ESPP.

Trading in Other Securities

No Insider may place purchase or sell orders or recommend that another person place a purchase or sell order in the securities of another company, including our customers or suppliers, if the person learns of material nonpublic information about the other company obtained in the course of his/her involvement with the Company.

Consequences of an Insider Trading Violation

The consequences of an insider trading violation can be severe, as detailed below:

•Liability for Insider Trading. Insiders (or their tippees) who willfully trade on inside information are subject to the following penalties:
◦a civil penalty of up to three times the profit gained or loss avoided;
◦a criminal fine of up to $5,000,000 (or $25,000,000 in the case of an entity) (no matter how small the profit); and
◦a jail term of up to twenty years.

•Liability for Tipping.
◦An Insider who communicates or “tips,” insider information to a person who then trades is subject to the same penalties as the tippee, even if the Insider did not trade and did not profit from the tippee's trading. The Securities and Exchange Commission (“SEC”) has imposed large monetary penalties for disclosures of this kind.
◦An Insider who gifts Company securities may be subject to liability if he or she was aware of material nonpublic information and knew, or was reckless in not knowing, that the recipient would sell the Company’s securities prior to the public disclosure of such material nonpublic information.

•Control Person Liability. The SEC can seek substantial civil penalties from any person who, at the time of an insider trading violation, "directly or indirectly controlled the person who committed such violation," which would apply to the Company and /or management and supervisory personnel of the Company. If control persons fail to take appropriate steps to prevent illegal insider trading, such control persons are subject to the following penalties:
◦significant civil penalties not to exceed the greater of $1,000,000 or three times the profit gained or loss avoided as a result of the violation;
◦a criminal fine of up to $5,000,000; and
◦ a jail term of up to twenty years.

•Possible Disciplinary Actions.
◦Employee Insiders who violate this Policy, or any applicable laws and regulations, will be subject to disciplinary action, which may include ineligibility for future participation in our equity incentive plans or termination of employment.

400. Explanations

What is “Material” Information?

The materiality of information depends upon the circumstances. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Some examples of material information include:

•unpublished financial results;
•projections of future earnings or losses;
•significant changes in corporate objectives or personnel;
•changes in dividend policies;

•new equity or debt offerings;
•news of a significant acquisition or disposition of assets;
•news of a pending or proposed merger, acquisition or other strategic alliance (even if preliminary in nature);
•financial liquidity problems;
•cybersecurity risks and incidents, including vulnerabilities and breaches;
•significant asset write-downs (or write-ups);
•a change in the Company’s accountants or accounting;
•stock splits; and
•developments regarding significant litigation or regulatory examinations.

The above list is only illustrative; many other types of information may be considered “material,” depending on the circumstances. Material information is not limited to historical facts, but may also include projections and forecasts and information derived from analysis of information. The materiality of particular information is subject to reassessment on a regular basis.

If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction an Insider should carefully consider how his or her transaction may be construed in the bright light of hindsight. Again, in the event of any questions or uncertainties about this Policy, please consult the Company’s Insider Trading Compliance Officer or assume that the information is material and treat it as confidential.

What is “Nonpublic” Information?

Information is “nonpublic” if it is not available to the general public. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors in the Company’s reports and filings with the SEC or through a widely circulated press release.

Even after a public announcement of material information or disclosure in filings with the SEC, a reasonable period of time must elapse in order for the market to react to and for investors to absorb the information. Generally, one should allow approximately two full trading days following filing or publication as a reasonable waiting period before such information is deemed to be public.

Nonpublic information may include, but is not limited to:

•information available to employees or only to a select group of analysts, brokers or institutional investors;
•information shared pursuant to a confidentiality or non-disclosure agreement;
•undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
•information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to the public announcement of the information (normally two trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Company’s Insider Trading Compliance Officer or assume that the information is nonpublic and treat it as confidential.

Who is a “Related Person?”

For purposes of this Policy, a Related Person includes your spouse, minor children and anyone else living in your household; partnerships in which you are a general partner; trusts of which you are a trustee; and estates of which you are an executor. Although a person’s parent or sibling may not be considered a Related Person (unless living in the same household), a parent or sibling may be a “tippee” for securities laws purposes. See the discussion on the prohibition on “tipping”, above.

When are the “Blackout Periods?”

Quarterly Blackouts

The Company's announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company's securities. Therefore, in order to avoid even the appearance of trading while aware of material nonpublic information, Insiders who are or may be expected to be aware of the Company's quarterly financial information and results, as well as other individuals designated by the Insider Trading Compliance Officer from time to time, generally will not be pre-cleared to trade in the Company's securities during the following periods:

Quarterly Blackout Period Begins: Seven (7) days prior to the end of the Company's fiscal quarter.

Quarterly Blackout Period Ends: At the close of trading on the Nasdaq Stock Exchange on the second full trading day (day on which the stock market is open) following the Company's issuance of its earnings release for the quarter. This period is referred to herein as the “Quarterly Blackout Period”.

Event-Specific Blackouts

In addition to the Quarterly Blackout Periods described above, from time to time, an event may occur that is material to the Company and is known by only a few individuals inside the Company. If you are one of those individuals, or if it would appear to an outsider that you were likely to have had access to information about the event, then you will not be allowed to trade in the Company's securities so long as the event remains material and nonpublic. We refer to this as an “Event-Specific Blackout”.

Also, the Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trades are unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

The Company will notify you in the event that you are subject to an Event-Specific Blackout. If you request pre-clearance of a transaction in the Company's securities during an Event-Specific Blackout to which you are subject, you will not be allowed to trade in the Company’s securities until the Company notifies you that the Event-Specific Blackout period has expired.

If you are made aware of the existence of an Event-Specific Blackout you should not disclose the existence of the blackout to any other person. Whether or not you are designated as being subject to an Event-Specific Blackout you still have the obligation not to trade while aware of material nonpublic information.

500. Appointment of Insider Trading Compliance Officer

The Company has appointed the Chief Financial Officer as the Company’s Insider Trading Compliance Officer. The duties of the Insider Trading Compliance Officer shall include, but not be limited to, the following:

•Other than transactions made pursuant to an approved Rule 10b5-1 trading plan, pre-clearing all transactions involving the Company's securities by those individuals that have been identified and informed by the Company in order to determine compliance with this Policy, insider trading laws, Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as amended. This list of persons will be amended from time to time as appropriate.
•Assisting in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for all Section 16 Individuals (as defined below).
•Serving as the designated recipient at the Company of copies of reports filed with the SEC by Section 16 Individuals under Section 16 of the Exchange Act.
•Periodically reminding all Section 16 Individuals regarding their obligations to report and quarterly reminders of the dates that the trading window described herein begins and ends.
•Performing periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Forms 144, officer's and director's questionnaires, and reports received from the Company's stock administrator and transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to inside information.
•Circulating this Policy (and/or a summary thereof) to all employees, including Section 16 Individuals, on an annual basis, and providing this Policy and other appropriate materials to new officers, directors and others who have, or may have, access to inside information.
•Assisting the Company in implementation of this Policy.
•Coordinating with Company counsel regarding compliance activities with respect to Rule 144 requirements and regarding changing requirements and recommendations for compliance with Section 16 of the Exchange Act and insider trading laws to ensure that this Policy is amended as necessary to comply with such requirements.
•Providing a reporting system for violations of insider trading policies and laws with an effective whistleblower protection mechanism.

In connection with fulfilling the role of Insider Trading Compliance Officer, the Chief Financial Officer may utilize members of the Finance staff to assist in these duties.

600. Special Additional Restrictions and Requirements for Section 16 Individuals, EB&T Directors and Certain Additional Designated Company Employees

This Section 600 of the Company’s Insider Trading Policy imposes special additional trading restrictions and applies to transactions in Company securities by Section 16 Individuals (defined below) (and, with regard to pre-clearance requirements only, also applies to certain other employees that serve on the Strategy Group).

The policies and procedures described in this section are in addition to the other requirements of this Policy.

“Section 16 Individuals” include: EFSC directors and, executive officers and certain other individuals (including the Chief Accounting Officer, and officers serving as the head of a principal business unit, division or function or otherwise performing a policy making function) who are designated as executive officers and/or Section 16 individuals annually (or as needed) by the EFSC Board of Directors as well as 10% stockholders (excluding certain qualified institutions and passive investors).

Reporting Requirements

Section 16 Individuals subject to reporting requirements under Section 16(a) of the Exchange Act are individually responsible for filings under Section 16(a) of the Exchange Act and must file reports on (i) Form 3 within ten calendar days from the date the individual becomes an Insider, unless the individual transacts in the Company’s securities prior to the end of the ten calendar day period, in which case the Form 3 must be filed within two business days of the transaction; (ii) Form 4 within two business days of any acquisition or disposition of shares of the Company’s securities ; and (iii) Form 5 within 45 calendar days after the end of the Company’s fiscal year for transactions made eligible for deferred reporting on Form 5 by SEC rule, and those that should have been reported earlier on Form 4 (or a prior Form 5) but were not. In addition, in connection with sales of the Company’s shares such persons are generally required to file with the SEC a notice on Form 144 at or prior to entering the order for the transaction.

Trading Window for Section 16 Individuals

The “Trading Window” is closed during any period in which Section 16 Individuals have actual ‘inside information’ and during periods when there is a presumption that inside information exists broadly among the directors and other officers. In addition to being subject to all of the other limitations in this Policy, Section 16 Individuals are presumed to be aware of material nonpublic information, such as quarterly results, and therefore may only buy or sell Company securities in the public market or make a bona fide gift of Company securities during the periods that the Company is not in a Quarterly or Event-Specific Blackout, as described in Section 400.

Pre-Clearance

Section 16 Individuals, EB&T directors and members of the Company’s Strategy Group must obtain pre-clearance from the Insider Trading Compliance Officer (and, as to the Insider Trading Compliance Officer, from the Chief Executive Officer), before they or a Related Person of a Section 16 Individual or member of the Strategy Group, make(s) a gift or transfer, or purchase(s) or sell(s) any Company securities, including any exercise of stock options. Pre-clearance is required for all bona fide gifts, purchases or sales, including transfers between the EFSC Common Stock Fund and other investment options in the Company’s 401(k) Plan by a Section 16 Individual or a member of the Strategy Group. Requests for pre-clearance should be made to the Insider Trading Compliance Officer by email to trading@enterprisebank.com

Only the Insider Trading Compliance Officer (and, as to the Insider Trading Compliance Officer, the Chief Executive Officer) is authorized to provide pre-clearance as required by this Policy.
Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under the federal or state securities laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute legal advice or advice regarding the investment aspects of any transaction. Pre-clearance will in no way relieve any person of their own legal obligations under federal securities laws.

Pre-clearance of a transaction is valid only for a 48-hour period from when clearance is given. If the transaction order is not placed within that 48-hour period, pre-clearance of the transaction must be re-requested. If pre-clearance is denied, the fact of such denial must be kept confidential by the person requesting such pre-clearance. None of the Company, the Insider Trading Compliance Officer, the Chief Executive Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to this Policy. Notwithstanding any pre-clearance of a transaction, none of the Company, the Insider Trading Compliance Officer, the Chief Executive Officer or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.

Pre-clearance is not required for purchases and sales of securities under a pre-cleared Rule 10b5-1 trading plan in accordance with the procedures discussed below.

Prohibition on Margin Accounts and Pledges

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities. As a result, pledges and holding securities in a margin account by Section 16 Individuals are subject to the following limitations (the “Margin and Pledge Restrictions”):

1.Non-management directors of EFSC are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan from a person other than the Company or its subsidiaries.
2.Company employees who are Section 16 Individuals are prohibited from holding Company securities in a margin account.
3.Company employees who are Section 16 Individuals are also prohibited from pledging Company securities as collateral for a loan from a person other than the Company without obtaining prior approval of the Insider Trading Compliance Officer. Further, the Insider Trading Compliance Officer may not engage in such transactions without the approval of the Chief Executive Officer. The Chief Executive Officer may not engage in such transactions without the approval of the Executive Committee of the EFSC Board of Directors. The approval of the Insider Trading Compliance Officer, Chief Executive Officer, or Executive Committee, as applicable, may be granted or withheld based on relevant factors determined in their respective discretion, including without limitation the apparent ability of the employee to repay the loan without foreclosure of the Company securities. Any request for approval must be submitted to the Insider Trading Compliance Officer, Chief Executive Officer, or Executive Committee, as applicable, at least two weeks prior to consummating the pledge.

Persons subject to the Margin and Pledge Restrictions will have sixty (60) days to comply with respect to any margin accounts or pledge arrangements existing on the effective date of the adoption of these restrictions.

Rule 10b5-1 Trading Plans

If any Section 16 Individual wishes to implement a trading plan under Exchange Act Rule 10b5-1, or modify an existing plan with respect to amount, price or timing of the purchase or sale of securities under the plan, such person must first pre-clear the plan or any such modification of an existing plan, as applicable, with the Insider Trading Compliance Officer (and, as to the Insider Trading Compliance Officer, the Chief Executive Officer) by providing such individual with a copy of the proposed plan or the modification of an existing plan, as applicable. Any such Section 16 Individual must wait to initiate any trades under the Rule 10b5-1 trading plan until the later of (i) 90 days after receipt of approval of the plan, or the modification of an existing plan, and (ii) two business days following the Company’s filing of a Form 10-Q or 10-K covering the financial reporting period in which the plan, or the modification of an existing plan, was approved, but no later than 120 days. As required by Rule 10b5-1, the Section 16 Individual may enter into a trading plan (or modify an existing trading plan) only when such person is not in possession of material nonpublic information. In addition, the Section 16 Individual may not enter into a trading plan (or modify an existing trading plan) during a Blackout Period (see Section 400). If, at the time a Rule 10b5-1 trading plan or any modification of an existing plan is presented for approval as detailed above, there exists material nonpublic information about the Company to which the Section 16

Individual may have knowledge, any implementation of such plan or modification of an existing plan shall be delayed by the Section 16 Individual until such information has been publicly disclosed.

Any Rule 10b5-1 trading plan of a Section 16 Individual must contain written representations from the Section 16 Individual certifying that he or she (i) is not aware of material nonpublic information about the Company or its securities and (ii) is adopting or modifying the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 of the Exchange Act.

Transactions effected pursuant to a pre-cleared Rule 10b5-1 trading plan will not require further pre-clearance (as discussed above) at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts. Notwithstanding the above, to the extent possible, although no pre-clearance is required, a Section 16 Individual should give the Insider Trading Compliance Officer (or, as to the Insider Trading Compliance Officer, the Chief Executive Officer) advance notice of upcoming transactions to be effected pursuant to a Rule 10b5-1 trading plan, which will help EFSC assist such Section 16 Insider with their Rule 144 and Section 16 reporting obligations. The individual’s broker as well as the Section 16 Individual must immediately notify the Insider Trading Compliance Officer (or, as to the Insider Trading Compliance Officer, the Chief Executive Officer) upon the completion of such transaction and should have duplicate confirmations of all such transactions sent to the Insider Trading Compliance Officer on their behalf.

Notwithstanding any preclearance of a Rule 10b5-1 trading plan, the Company, the Insider Trading Compliance Officer and its other employees assume no liability for the consequences of any transaction made pursuant to such plan nor liability for any plan’s compliance or non-compliance with applicable securities laws.

Any Insider, other than a Section 16 Individual, must wait to initiate any trades under a new Rule 10b5-1 trading plan, or any existing plan that has been modified with respect to amount, price or timing of the purchase or sale of securities under the plan, until 30 days after the adoption or modification of the plan.
Subject to certain limited exceptions described in Rule 10b5-1 of the Exchange Act, Insiders may not have more than one Rule 10b5-1 trading plan outstanding for open market purchases or sales of any class of the Company’s securities during the same period. Additionally, Insiders may not have more than one single-trade Rule 10b5-1 trading plan during any consecutive 12-month period.
The Insider Trading Compliance Officer will notify the EFSC Board of Directors annually of any Rule 10b5-1 trading plans executed during the prior year.

Notwithstanding any pre-clearance of a Rule 10b5-1 trading plan, the Company, the Insider Trading Compliance Officer, and the Company’s employees assume no liability for the consequences of any transaction made pursuant to a Rule 10b5-1 trading plan, nor liability for any Rule 10b5-1 trading plan’s compliance (or non-compliance) with applicable securities laws.

Short Swing Transactions

Section 16 Individuals must also comply with the reporting obligations and limitations on "short-swing" transactions set forth in the federal securities laws. The practical effect of these provisions is that Section 16 Individuals who both purchase and sell the Company's securities within a six-month period must refund all profits from the sale to the Company, whether or not they had knowledge of any material nonpublic information. Under these provisions, and so long as certain other criteria are met, the receipt of options under the Company's option plans, the exercise of such options, and the purchase of shares through the Savings and Investment Plan is not subject to these restrictions; however, the sale of any such shares is subject to this six-month rule.

700. Duty to Report Violations

Any Insider who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Insiders, must report the violation immediately to the Insider Trading Compliance Officer. Upon learning of any such violation, the Insider Trading Compliance Officer will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.

The Company prohibits retaliation against any employee who reports a concern in good faith or participates in good faith in an investigation related to a report.

800. Execution and Return of Certification of Compliance

After reading this Policy, upon request, all directors and employees must certify their understanding of and intent to comply with this Policy. This certification may be done by an electronic acknowledgement.